EXHIBIT 99.1

SILICON HIVE B.V.

2007 Employee Option Plan

1.	Definitions

1.1	In this Plan, the following words shall have the meaning as defined below:

“Articles of Association”	means the articles of association of the Company as in force from time to time.

“Change of Control”
means an acquisition of the Company, a merger or consolidation (other than one in which shareholders of the Company own a majority of the voting power of the outstanding shares of the surviving or acquiring entity) or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.

“Company”	Silicon Hive B.V.

“Date of Grant”	means the date as specified in the Grant Form as the date of grant of the relevant Options.

“Depository Receipt”	means a depository receipt related to one Share, issued by the Stichting.

“Effective Date”	means 16 April 2007, the completion date of the spin-out of the Silicon Hive business by Philips to the Company.

“Employee”	means any employee of a Group Company at the relevant Date of Grant.

“Employment Agreement”	means the employment agreement between the Participant and the Company.

“Exercise Form”	means the document in accordance with the draft Exercise Form, attached to this Plan as Annex 2, whereby the Participant exercises an Option.

“Exercise Price”	means the amount that will have to be paid by the Participant for the acquisition of one Depository Receipt upon exercise of an Option, as specified on the Granting Form.

“Fair Market Value”	has the meaning as defined in clause 6.3 of this Plan.

“Granting Form”	means the document in accordance with the draft Granting Form attached this Plan as Annex 1, whereby the Company grants an Option to the Participant.

“Group Company”	means the Company or subsidiaries and group companies within the meaning of article 2:24 (a) and (b) of the Dutch Civil Code.

“Management Board”	means the board of management of the Company.

“Option”	means the right to acquire one Depository Receipt against the Exercise Price during the Option Period.

“Option Period”	means the maximum period during which an Option granted under this Plan may be exercised.

“Participant”	means an Employee to whom an Option has been granted in accordance with the provisions of this Plan.

“Plan”	means this option plan in its present form or as from time to time amended in accordance with the provisions hereof.

“Shares”	means the ordinary shares in the capital of the Company.

“Stichting”	means Stichting Administratiekantoor Silicon Hive.

“Supervisory Board”	means the supervisory board of the Company.

“Trust Conditions”	means the conditions of administration (administratievoorwaarden) regarding the Depository Receipts.

“Vesting Date”	has the meaning as defined in clause 6.1.

2.	Adoption, duration and administration of the Plan

2.1
This Plan has been adopted by the Supervisory Board to govern the terms and conditions of the grant of Options to Employees.  The Plan shall be deemed to be effective as per the Effective Date and shall have a duration of five years calculated from the Effective Date.

2.3	The Plan will be administered by the Supervisory Board or its remuneration committee. The Supervisory Board may delegate operational matters the Management Board.

2.3
For administrative and legal purposes, the Stichting has been established by the Company to (inter alia) hold legal title to the relevant Shares, to exercise the voting rights attached to such Shares and to issue Depository Receipts to the Participants upon exercise of an Option.  Such Depository Receipts represent the beneficial ownership of the underlying Shares.  The Depositary Receipts entitle the Participants to receive from the Stichting all monetary distributions which the Stichting receives from the Company in its capacity as holder of the relevant Shares.  The Stichting shall pass all such amounts immediately on receipt thereof to the Participants.

3.	Grant of Options

3.1
All Employees are eligible to be granted Options under the Plan.  An Option will be granted at the sole discretion of the Supervisory Board.  In addition, the Supervisory Board may decide, in its sole discretion, to grant Options to non-employees such as advisors.  In this case, references in this Plan to employment, Employment Agreement and its duration shall be deemed to refer to the relevant (service) agreement with the Company.

3.2
The grant of an Option will not give the Participant any rights to acquire further Options.  By signing the Granting Form the Participant acknowledges the receipt of this Plan and is deemed to approve the provisions of this Plan.

3.3
Notwithstanding the rights of the heirs of a Participant or the representatives of a deceased Participant to exercise an Option as provided in clause 5.3 of this Plan, every Option shall be personal to the Participant.  Unless otherwise provided in this Plan, neither the Option nor any Depository Receipt can be transferred, assigned or be made subject to any pledge, mortgage, usufruct, charge, retention or other encumbrance of any nature whatsoever, by the Participant or the heirs of a Participant or the representatives of a deceased Participant.

4.	Option Period

4.1
The Option Period shall commence on the Date of Grant and will last for a period of ten years from the Date of Grant.  Any granted Option that has not been exercised during the Option Period will lapse automatically upon expiration of the Option Period, without any compensation for the Participant.

5.	Consequences of Termination of Employment

5.1
If the Employment Agreement of a Participant is terminated by the relevant Group Company for gross negligence by the Employee in the performance of his or her duties, for gross misconduct such as (without limitation) theft or embezzlement, fraud, intentional damage to the Group Companies’ property and/or or reputation, or for any other reason which qualifies as urgent cause (‘dringende reden’) within  the meaning of articles 7:677/678 of the Dutch Civil Code and/or comparable relevant legislation in other jurisdictions, any Options, whether vested or not, held by such Participant shall lapse with immediate effect as per the formal date of termination of the Employment Agreement without any compensation whatsoever being payable to such Participant.

5.2
If the Employment Agreement of a Participant terminates for any reason (except for death) whatsoever other than the urgent cause referred to above in clause 5.1, any vested Options held by such Participant shall remain valid until the end of the Option Period and any unvested Options held by such Participant shall lapse with immediate effect as per the formal date of termination of the Employment Agreement.  Such Participant shall keep the Company at all times informed of his or her current address.

5.3
If the Participant deceases prior to the expiration of the Option Period, any unvested Options held by such Participant as per the date of death shall lapse with immediate effect as per the date of death of the Participant.  Any vested Options as per the date of death will automatically lapse upon expiration of a three months’ period following the date of death of the Participant, without any compensation for the Participant or his heirs or his representatives.  The heirs or the representatives of a deceased Participant may exercise such vested Options during the period of three months following the date of death of the Participant.

6.	Vesting, Exercise of an Option and issue of a Depository Receipt

6.1
25% of the Options shall vest and therefore become exercisable on the first anniversary of their Date of Grant and the remaining 75% monthly during the 36 months thereafter (each such date a “Vesting Date”) in equal instalments, provided that the Participant is still an Employee at such future Vesting Date.  The Vesting Date can solely be amended by the Supervisory Board in its sole discretion.

6.2
The Company shall give the Participant the opportunity to exercise vested Options twice a year, at such dates as shall be notified by the Company to the Participants or at such other date(s) as shall be determined by the Supervisory Board.  A vested Option is exercised by:

(a)	filling out and signing an Exercise Form and returning the Exercise Form to the Company; and

(b)	payment of the Exercise Price into the bank account of the Company.

6.3
The Exercise Price payable by a Participant upon exercise of an Option will be set at fair market value of a Share as determined by the Supervisory Board at the Date of Grant of the Option (the “Fair Market Value”).  Such determination may (inter alia) include an allowance for outstanding Preferred Shares in the capital of the Company or other senior equity issued at the Date of Grant.

6.4
In the event of a division or combination of all existing shares of stock in a given class of stock into additional or fewer shares of stock in the same class in a manner that retains the pre-split ratio of shareholdings among the members of the class, then the Exercise Price and the number of the Options and the number of Shares available for the Options will be adjusted on a fair and reasonable basis.

7.	Change of Control

7.1
In case of a Change of Control all holders of Depository Receipts shall be required to offer their Depository Receipts for sale to the proposed acquiror of the Company (“Acquiror”) on the same terms as have been accepted by the selling shareholders (taking into account variations in rights attached to the Shares as contained in the Articles of Association).

7.2
By exercising the Exercise Form, the Participant grants an irrevocable power of attorney, with the right of substitution, to the Company authorizing the Company to execute all deeds and documents and to perform all such acts as the Company may deem necessary in order to effectuate the sale and transfer of the Depository Receipts as envisaged by clause 7.1.

7.3
The Company may require holders of vested and unvested Options to exchange their Options for new options under a new option plan offered by the Acquiror on substantially equivalent economic conditions, including the associated vesting schedule.

7.4
In case the Acquiror does not offer a new option plan as described under 7.3 above, all existing Options shall be deemed to have vested as per the date of completion of the transaction effectuating a change of Control, or such earlier date as determined by the Supervisory Board, and the Company may require all Participants to exercise their Options within 30 days after such date.  Any Options left unexercised after the expiration of such 30 day period shall lapse automatically.

7.5
In case Depository Receipts issued on Exercise are subject to compulsory transfer as a result of a Change of Control, the Company may elect for a cash-less exercise whereby the Company distributes net cash and/or non-cash consideration instead of issuing Depository Receipts.

7.6
If the value per Share (i) payable by the Acquiror in a Change of Control transaction or (ii) in case of liquidation of the Company is at or below the Exercise Price, the Company shall be entitled to terminate any non-exercised Options as per the date of completion of such a Change of Control transaction or liquidation.

8.	Tax and social security premiums

8.1
Any pay-roll or other personal taxes (including social security premiums) due in respect of the grant or possession of Options by Participants and/or the exercise of such Options by the Participant, will be for the account of the Participant or his legal successor and the Company shall be entitled to withhold an amount equal to those taxes from the Participants’ salary or from any transaction proceeds.

8.2
The Participant indemnifies the Company against any (retro-active) claims from the tax authorities in respect of (alleged) failure to withhold a sufficient amount of wage tax and/or (including social security premiums in relation to the grant, possession and/or exercise of Options.  The Company shall be entitled to deduct such amount from transaction proceeds.

9.	Employment

9.1
Neither the grant of the Options nor this Plan itself or any provision therein can be interpreted as an obligation of any Group Company to employ the Employee for a certain period of time or to guarantee him a certain salary or position.

10.	Notices

10.1
Notices pursuant to this Plan to be submitted by the Company to the Employee, shall be deemed to be addressed correctly if they have been sent to the address of the Employee as known by the personnel department of the Group Company concerned.

10.2
Notices pursuant to this Plan to be submitted by the Employee to the Company, shall be deemed to be addressed correctly if they have been sent to the address of the Company at High Tech Campus 83, 5656 AG Eindhoven, the Netherlands, except to the extent the Company has provided written notice to the Employee containing different instructions.

11.	Choice of law and jurisdiction

11.1	This Plan will be governed by Dutch law.

11.2	Any and all disputes arising in connection with this Plan shall be brought before the competent court in Eindhoven, the Netherlands.

APPENDIX A

TO

SILICON HIVE B.V. 2007 EMPLOYEE OPTION PLAN

(For United States Residents)

This Appendix A to the Silicon Hive B.V. 2007 Employee Option Plan (the “Plan”) shall apply only to Participants who are residents of the United States (though residents of the State of California may be subject to additional provisions set forth in Appendix B) and who the Supervisory Board desires to receive an Option under the Plan.  Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix A.  Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable laws, the following terms shall apply to all Options granted to residents of the United States, until such time as the Supervisory Board amends this Appendix A or the Supervisory Board otherwise provides.

1.	Definitions

1.1	In this Appendix A, the following words shall have the meaning as defined below:

“Code”	means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

“Disability”	means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Incentive Stock Option”	means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Nonstatutory Stock Option”	means an Option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Parent”
means, whether now or hereafter existing, any corporation in an unbroken chain of corporations ending with the Company if each corporation other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

“Subsidiary”
means, whether now or hereafter existing, any corporation in an unbroken chain of corporations beginning with the Company if each corporation other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

2.	Purpose

2.1
The purpose of this Appendix A is to establish certain rules applicable to Shares which may be granted under the Plan from time to time to eligible Participants who are residents of the United States of America, in compliance with the exchange control, securities and other applicable laws currently in force in United States of America.  Except as otherwise provided by this Appendix A, all Shares granted pursuant to this Appendix A shall be governed by the terms of the Plan.  In the event of a conflict between the provisions of the Plan and the provisions of the Appendix A, the provisions of the Appendix A shall prevail.

3.	Eligibility and Shares Available

3.1
Nonstatutory Stock Options may be granted to employees or advisors of the Company or any Parent or Subsidiary of the Company.  Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

3.2
Subject to the provisions of Section 6 of this Appendix A, the maximum aggregate number of Shares that may be subject to Options under this Appendix A is 4,000,000 Shares.  The Shares may be authorized but unissued, or reacquired Shares.  If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant or sale under this Appendix A (unless this Appendix A has terminated).  However, Shares that have actually been issued under the Plan, upon exercise of an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4.	Option Period

4.1
The Option Period shall be stated in the Granting Form; provided, however, that the term shall be no more than ten (10) years from the Date of Grant.  In the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the Date of Grant or such shorter term as may be provided in the Granting Form.

5.	Option Terms

5.1	The per Share Exercise Price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Supervisory Board, but shall be subject to the following:

(a)	In the case of an Incentive Stock Option:

(i)
Granted to an employee of the Company or any Parent or Subsidiary of the Company who, at the time of grant of such Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the  Company or any Parent or Subsidiary of the Company the Exercise Price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the Date of Grant.

(ii)
Granted to any other employee of the Company or Parent of Subsidiary of the Company, the per Share Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

(b)	In the case of a Nonstatutory Stock Option, the per Share Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

(c)
Notwithstanding the foregoing, Options may be granted with a per Share Exercise Price other than as required above in accordance with and pursuant to a transaction described in Section 424 of the Code.

5.2
The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Supervisory Board (and, in the case of an Incentive Stock Option, shall be determined at the time of grant).

5.3
Each Option shall be designated in the Granting Form as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section, Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

5.4
For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

5.5
Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant. If the Supervisory Board amends an Incentive Stock Option to provide for transferability beyond what is permitted by the previous sentence, the Option will thereafter be treated as a Nonstatutory Stock Option. Unless the Supervisory Board determines otherwise, Nonstatutory Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant only by the Participant.

6.	Adjustments

6.1
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property) recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Supervisory Board in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option.

7.	Shareholder Approval

7.1
The Plan shall  be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree  and manner required under applicable laws.

8.	Amendment

8.1	This Appendix A shall be deemed to be part of the Plan and the Administrator shall have the authority to amend this Appendix A in accordance with the Plan.

APPENDIX B

TO

SILICON HIVE B.V. 2007 EMPLOYEE OPTION PLAN

(For Residents of the State of California)

This Appendix B to the Silicon Hive B.V. 2007 Employee Option Plan (the “Plan”) shall apply only to Participants who are residents of the State of California and who are receiving an Option under the Plan. For avoidance of doubt, the provisions of Appendix A of the Plan shall also apply to residents of the State of California.  Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix B.  Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable laws, the following terms shall apply to all Options granted to residents of the State of California, until such time as the Supervisory Board amends this Appendix B or the Supervisory Board otherwise provides.

1.	Definitions

1.1	In this Appendix B, the following words shall have the meaning as defined below:

“Disability”	means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Parent”
means, whether now or hereafter existing, any corporation in an unbroken chain of corporations ending with the Company if each corporation other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

“Securities Act”	means the Securities Act of 1933, as amended.

“Subsidiary”
means, whether now or hereafter existing, any corporation in an unbroken chain of corporations beginning with the Company if each corporation other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

2.	Purpose

2.1
The purpose of this Appendix B is to establish certain rules applicable to Shares which may be granted under the Plan from time to time  to eligible Participants who are residents of the State of California, in compliance with the securities and other applicable laws currently in force in the State of California.  Except as otherwise provided by this Appendix B, the terms of the Plan and Appendix A shall govern all Shares granted pursuant to this Appendix B.  In the event of a conflict between the provisions of the Plan and Appendix A and the provisions of the Appendix B, the provisions of the Appendix B shall prevail.

3.	Exercise of Option

3.1
If a Participant ceases to be an employee or advisor to the Company or any Parent or Subsidiary of the Company (other than as provided for in Sections 3.2 and 3.3), such Participant may exercise his or her Option within thirty (30) days of termination, or such longer period of time as specified in the Granting Form, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Granting Form). Unless the Supervisory Board provides otherwise, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Supervisory Board, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

3.2
If a Participant ceases to be an employee or advisor to the Company or any Parent or Subsidiary of the Company as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of termination, or such longer period of time as specified in the Granting Form, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Granting Form). Unless the Supervisory Board provides otherwise, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

3.3
If a Participant dies while an employee or advisor to the Company or any Parent or Subsidiary of the Company, the Option may be exercised within six (6) months  following Participant’s death, or such longer period of time as specified in the Granting Form, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Granting From) by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

4.	Limited Transferability of Options

4.1
Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant. If the Supervisory Board amends an Incentive Stock Option to provide for transferability beyond what is permitted by the previous sentence, the Option will thereafter be treated as a Nonstatutory Stock Option for tax purposes. Unless the Supervisory Board determines otherwise, Nonstatutory Stock Options may not be sold, pledged, assigned hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant. If the Administrator in its sole discretion makes an Option transferable, such Option may only be transferred (i) by will (ii) by the laws of descent and distribution, or (iii) to family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders as permitted by Rule 701 of the Securities Act.

5.	Adjustments

5.1	In addition to adjustments required by Section 6 of Appendix A, the Supervisory Board shall also make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

SILICON HIVE B.V.

2007 Employee Option Plan

Amendment for Management Team

1.	This Amendment to the Plan shall apply to members of the Management Team of the Company (“Manager”), as per the designation in their Employment Agreement.

2.
If the Employment Agreement of a Manager is terminated by the Company or a related Group Company within 12 months of the Effective Date, unless clause 5.1 applies (Bad Leaver), 25% of the Options will be vested.

3.
All Options held by a Manager will become vested following a Change of Control transaction if (i) the Employment Agreement of a Manager is terminated by the Company or its successor within 12 months after the transaction, or (ii) he is not offered a reasonably comparable job responsibility in the new company, provided the Manager fully cooperates to realize such alternative assignment.